MANAGEMENT AGREEMENT

Between

MASS FINANCIAL, CORP.

Secured Creditor in Possession

and

RADIANT LOGISTICS GLOBAL SERVICES, INC.

Manager

For the Operations of

UNITED AMERICAN FREIGHT SERVICES, INC

Dated as of May 21, 2007

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”), is made and entered into this 21st day of May, 2007 (“Effective Date”), by and between Mass Financial Corp., a Barbados company (“Mass”) in its capacity as a secured creditor in possession pursuant to Mass’ foreclosure on the assets of United American Freight Services, Inc., a Michigan corporation (“UAFS”) (and other collateral) as provided in Article 9 of the Uniform Commercial Code and Radiant Logistics Global Services, Inc., a Delaware corporation (“Radiant”).

RECITALS

WHEREAS, by virtue of an Assignment of Loans, Liens and Loan Documents dated as of February 9, 2007, Mass is the assignee of certain loan agreements, promissory notes and security agreements (“Loan Documents”) dated as of August 21, 2005 issued in favor of Laurus Master Fund Limited by Stonepath Group, Inc., a Delaware corporation (“Stonepath”), UAFS and other subsidiaries of Stonepath (the “Subs”);

WHEREAS, pursuant to the Loan Documents Mass has a perfected first priority security interest in certain assets of Stonepath and UAFS to secure the prompt payment, performance and discharge in full of all of the Stonepath and Subs’ obligations under the Loan Documents;

WHEREAS, Stonepath and the Subs defaulted under the Loan Documents and various events of default existed thereunder ;

WHEREAS, Mass has foreclosed on the assets of UAFS in a manner consistent with Mass’ and such Subs’ right and duties, including those under the Uniform Commercial Code;

WHEREAS, Mass has taken possession of the assets formerly used by UAFS in its operations for disposition by Mass as a secured party under the Uniform Commercial Code as in effect under applicable law ( the “UCC”);

WHEREAS, Radiant desires to acquire from Mass, and Mass desires to transfer to Radiant, certain of the assets used in the operations of UAFS, all of which are identified as “Collateral” in the Loan Documents, and all of which are included in the description of Purchased Assets in the Asset Purchase Agreement the parties are executing in conjunction with the Agreement ( hereinafter “Purchased Assets” or “Asset Base”);

WHEREAS, an involuntary bankruptcy has been commenced against Stonepath, but not UAFS, and the parties to this Agreement are concerned about and cognizant of the impact of the automatic stay imposed by the provisions of 11 U.S.C. Section 362 on the proposed sale of the Purchased Assets of UAFS;

WHEREAS, the parties realize that the value of the Purchased Assets of UAFS will decrease dramatically if UAFS should cease operation, but that Mass is not in the business of providing the freight forwarding and transportation logistic services provided by UAFS, services in which Radiant is experienced and skilled; and that the best way to maximize the value of the UAFS Asset Base is for Radiant to operate the company pending Mass obtaining relief from the automatic stay of the Stonepath bankruptcy so as to allow Mass to conclude the disposition of the UAFS Asset Base to Radiant,

NOW, THEREFORE, in consideration of the mutual agreements, covenants, representations and warranties contained herein, and in reliance thereon, Mass and Radiant, intending to be legally bound, hereby agree as follows:

ARTICLE I

Appointment; Term of Agreement

Section 1.1. Appointment and Acceptance. Mass hereby appoints Radiant as the Manager of the UAFS Asset Base during the term of this Agreement to operate and manage the business formerly known as UAFS for its own account upon the terms and conditions hereinafter set forth. Radiant hereby accepts such appointment.

Section 1.2. Term. The term of the appointment shall be for the shorter of: (a) a period ending December 31, 2007 or (b) such sooner time as Mass may obtain a final order from the bankruptcy court in the Stonepath Group Inc. bankruptcy granting Mass relief from stay to proceed with the disposition of the Purchased Assets pursuant to Mass’ foreclosure on same . In the event Mass obtains such an order, the purchase and sale transaction of the Purchased Assets presently contemplated by the parties to the Agreement shall close within 10 business days of entry of the final order granting Mass relief from the automatic stay, or the sooner dismissal of the Stonepath Group Inc. involuntary bankruptcy.

Section 1.3. No Agency or Partnership. This Agreement will not be construed to create a partnership or joint venture between the parties. Nothing in this Agreement shall be deemed to give Radiant authority to bind Mass, it being understood that Radiant is acting as an independent contractor and not an agent of Mass.

ARTICLE II

General Obligations Of The Manager

Section 2.1. Management. The Manager shall manage the daily operations represented by the Asset Base of UAFS using its best business judgment. Manager shall have full authority to operate the Asset Base in its sole and absolute discretion, including if necessary in Radiant’s judgment, operating the Asset Base under a name other than Stonepath Logistics Automotive Services, Inc.

Section 2.2. Books and Records. The Manager shall maintain a complete system of records, books and accounts with respect to the business conducted using the Asset Base in accordance with generally accepted accounting principles and make all records, books and accounts relating to the operation available for examination by Mass during regular business hours at the corporate offices of Radiant upon five (5) business day’s notice. The Manager further agrees to prepare and submit to Mass at the address given in Section 5.5, by the 20th day of each month, a financial statement and balance sheet of its business conducted using the Asset Base for the preceding month prepared according to generally accepted accounting principals.

Section 2.3. Receipts and Liabilities. Manager shall be entitled to all revenues generated and shall be solely responsible for all liabilities accrued as a result of business conducted using the Asset Base after the Effective Date. Mass shall be entitled to receipt of all income generated prior to the Effective Date and shall be solely responsible for all liabilities accrued from April 17, 2007 to the Effective Date as a result of business conducted using the Asset Base. The parties will work together to identify those receivables and payables accrued as of the Effective Date . The ship date of the cargo will determine which party is entitled to the revenue of that shipment and which party will bear the costs of generating that revenue. Each party shall segregate payments received by it after the Effective Date that are otherwise due the other party and shall promptly remit them to that party. The parties shall reconcile the accounts on a not less than weekly basis.

Section 2.4. Indemnification. The Manager agrees to indemnify and hold harmless Mass from expenses, claims and damages arising from the willful misconduct and the acts and omissions of Manager or its agents or employees which are reckless or grossly negligent and further agrees to provide comprehensive general public liability insurance, covering acts and/or omissions of itself and its agents and employees, with deductibles and limits acceptable to Mass and naming Mass as an insured. Manager additionally agrees to provide worker’s compensation insurance for its employees as well as property and casualty insurance in such amounts as are standard and customary for the business in which the Asset Base is being used, naming Mass as an insured.

Section 2.5. Additional Covenants of Manager. The Manager hereby further covenants and agrees that it will:

(a) not do anything which will cause the violation of any statute, ordinance, law, rule, regulation, order or requirement of any federal, state or municipal government, and appropriate departments, commissions, boards and officers having jurisdiction over the use or manner of use of the Asset Base or the maintenance or operation thereof that would have a material adverse effect on the Asset Base;

(b) be available at all reasonable times to consult with Mass on matters covered by this Agreement;

(c) provide cargo insurance for any freight transported or received by or on behalf of Manager; and

(d) use reasonable care to assure that invoices relating to the pre-Effective Date period are promptly and accurately entered into the accounting system and copies of all relevant documentation (e.g., bills of lading and proof of delivery) are provided to Mass in a timely fashion.

Section 2.6. Personnel. The Manager shall hire and discharge employees as it deems fit.

Section 2.7. Market and Operations. The Manager shall use the Asset Base in its efforts to service the automotive industry in a manner consistent with the reasonable business judgment of Manager.

Section 2.8. Conduct of Business. The Asset Base shall be used in business conducted by Manager in its name and at its expense. All contracts for the purchase of goods and services shall be in Manager’s name.

ARTICLE III

Agreements Of Mass

Section 3.1. Access to Premises and Records. Promptly upon the Effective Date, Mass will make available to Manager the business premises and all books and records of UAFS to the extent such are in the control of Mass.

Section 3.2. Limitation of Liability; Hold Harmless. Mass shall hold Radiant, Radiant Logistics Partners, LLC, a Delaware limited liability company, Air Group Corporation, a Washington corporation, Radiant Logistics, Inc., a Delaware corporation, and the officers, directors and employees of each (collectively, the “Radiant Released Parties”) harmless from, and no Radiant Released Party shall be liable to Mass for any expenses, claims and damages resulting from, arising out of or relating to any act or omission of any Radiant Released Party arising out of or related in any way to its use or operation of the Asset Base or the provision of any services hereunder except for any claim based solely on the intentional willful misconduct of Radiant

Section 3.3. No Restrictions. Mass covenants and agrees that it shall have no right to impose, and shall not seek to enforce or impose any restriction of any kind on any Radiant Released Party which limits in any way any Radiant Released Party’s ability to (i) solicit or conduct business with any Person (as that term is defined in the Asset Purchase Agreement) whether or not such Person was or is a customer or prospective customer of UAFS, Stonepath, any of the Subs or Mass, (ii) solicit, hire or retain any Person to serve as an employee, consultant or agent of any Radiant Released Party whether or not such Person was or is a current or former employee, agent or consultant of UAFS, Stonepath, any of the Subs or Mass or (iii) conduct operations in the freight forwarding, logistics or related business anywhere in the world whether or not such actions are competitive with UAFS, Stonepath, any of the Subs or Mass.

Section 3.4. Indemnification. Mass shall indemnify, defend and hold harmless the Radiant Released Parties , from and against any and all expenses, claims and damages resulting from, arising out of or relating to: (a) any use by any Radiant Released Party of the Asset Base (unless due to the intentional misconduct of any Radiant Released Party or their employees or agents); (b) the operation of the business utilizing the Asset Base (unless due to the intentional misconduct of any Radiant Released Party or their employees or agents); (d) any breach of any representation made by Mass in this Agreement, or any failure of Mass to completely and timely perform any covenant or agreement to be performed by Mass under this Agreement; or (e) any third-party claim seeking to hold any Radiant Released Party liable for any act or omission of Mass.

ARTICLE IV

Termination Of Agreement; Events Of Default

Section 4.1. Termination by Manager. This Agreement may be terminated at any time by the Manager upon thirty (30) days’ advance written notice to Mass.

Section 4.2. Termination by Mass. This Agreement may be terminated at any time by Mass if:

(i) Manager fails to adequately perform any of its obligations hereunder as reasonably determined by Mass; or

(ii) Mass reasonably determines that Manager is not performing its obligations hereunder according to the performance standard required by Article II hereof.

Such termination shall not be effective until thirty (30) days after notice from Mass to Manager of the occurrence of any of the foregoing, during which thirty (30) day period Manager shall have the opportunity to cure such occurrence.

Section 4.3. Automatic Termination. This Agreement shall automatically terminate if Mass does not obtain a final order granting it relief from the automatic stay in the bankruptcy proceeding of Stonepath Group Inc. by December 31, 2007.

ARTICLE V

General

Section 5.1. Expenses. Except as otherwise provided in this Agreement, and whether or not the transactions herein contemplated shall be consummated, Manager and Mass shall pay their own fees, expenses and disbursements, in connection with the subject matter of this Agreement and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement.

Section 5.2. Publicity. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by and between Mass and Manager. Except as may be required by law, no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld.

Section 5.3. Waivers. The waiver by either Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 5.4. Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.5. Notices. All notices, requests, demands, elections and other communications which either Party to this Agreement may desire or be required to give hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by a reputable courier service which requires a signature upon delivery, by mailing the same by registered or certified first class mail, postage prepaid, return receipt requested, or by telecopying with receipt confirmation (followed by a first class mailing of the same) to the Party to whom the same is so given or made. Such notice, request, demand, waiver, election or other communication will be deemed to have been given as of the date so delivered or electronically transmitted or seven days after mailing thereof.

If to Seller to:	Mass Financial Corp.
Unit 803, 8th Fl,. Dina House Ruttonjee Centre, 11 Duddell St. Central Hong Kong +852 2840 1260 (facsimile) +852 2840 1230 (phone)

With a copy to:	Sheena R. Aebig
Williams Kastner 601 Union St., #4100 Seattle, WA 98101 saebig@williamskastner.com 206-628-6611 (facsimile) 206-628-6605 (phone)

If to Buyer, to:	Radiant Logistics Global Services, Inc. .

1227 120th Avenue N.E.
Bellevue, Washington 98005
Attn: Bohn H. Crain, Chief Executive Officer
bhcrain@radiant-logistics.com
425-943-4598 (facsimile)
425-943-4539 (phone)
Attn: Stephen M. Cohen, General Counsel
SMC Capital Advisors, Inc.
Two Logan Square
18th & Arch Streets, Suite 1200
Philadelphia, Pennsylvania 19103
scohen@smcadvisors.net
215-568-4894 (facsimile)
215-568-4891 (phone)

With copy to:	Vincent A. Vietti , Esquire
Fox Rothschild LLP 997 Lenox Drive, Building 3 Lawrenceville, New Jersey 08648-2311 vvieti@foxrothschild.com 609-896-1469 (facsimile) 609-896-4571 (phone)

or to such other address as such Party shall have specified by notice to the other Party hereto.

Section 5.6. Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement and understanding between the Parties hereto as to the matters set forth herein and supersedes and revokes all prior agreements and understandings, oral and written, between the Parties hereto or otherwise with respect to the subject matter hereof (including any letter of intent). No change, amendment, termination or attempted waiver of any of the provisions hereof shall be binding upon any Party unless set forth in an instrument in writing signed by the Party to be bound or their respective successors in interest.

Section 5.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 5.8. Headings. The article, section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

Section 5.9. Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Each party warrants that it has consulted with its own counsel and each has participated in the drafting of this Agreement and that accordingly the rule of construction of “construe against the drafter” does not apply.

Section 5.10. Governing Law and Choice of Forum. Any proceeding arising out of or relating to this Agreement or any transaction contemplated hereby may be brought in the courts of the State of Washington, County of King, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Washington, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the proceeding shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THE NOTICE SECTION OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.

Section 5.11. Cooperation. The Parties hereto shall cooperate fully at their own expense, except as otherwise provided in this Agreement, with each other and their respective counsel and accountants in connection with all steps to be taken as part of their obligations under this Agreement.

Section 5.12. Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby and each remaining term, covenant, condition and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.

Section 5.13. Assignment. This Agreement may not be assigned by any Party Manager without the prior written consent of the other Party hereto.

DATED the date first above written.

MASS FINANCIAL CORP. By: /s/ Michael Smith Name: Michael Smith Title: President

MANAGER: RADIANT LOGISTICS GLOBAL SERVICES, INC., a Delaware corporation By: /s/ Bohn H. Crain Name: Bohn H. Crain Its: Chief Executive Officer